Exhibit 23.2

Titan Medical Inc. Toronto, Canada

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 (the “F- 3”) of (i) our report dated February 13, 2019, on the financial statements of Titan Medical Inc. (the “Company”) for the year ended December 31, 2018, and our report dated February 13, 2018, on the financial statements of the Company for the year ended December 31, 2017, both of which appear in the Company’s Annual Report on Form 40-F for the year ended December 31, 2018. Our report dated February 13, 2019 contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading "Experts" in the F-3.

BDO Canada LLP
Toronto, Canada

July 10, 2019